Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Full Year and Fourth Quarter Results

Whippany, New Jersey, November 14, 2024 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced earnings for its full year and fourth quarter ended September 28, 2024.

Fiscal Year 2024 Results

Fiscal year 2024 included 52 weeks of operations compared to 53 weeks reported in the prior year.

Net income for fiscal 2024 was $74.2 million, or $1.15 per Common Unit, compared to $123.8 million, or $1.94 per Common Unit, in fiscal 2023.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, as defined and reconciled below) was $250.0 million for fiscal 2024, compared to $275.0 million in the prior year.

In announcing these results, President and Chief Executive Officer Michael A. Stivala, said, “Fiscal year 2024 was characterized by unseasonably warm temperatures during the peak winter heating months that continued into the third quarter, with periods of extreme heat in certain parts of the country. Despite the challenging weather, propane volumes were down just 3% compared to the prior year, excluding the impact of the additional week of operations in fiscal 2023 -- with volumes benefitting from our organic customer base growth and retention initiatives, particularly in our counter-seasonal customer segments, and from the acquisition of three well-run propane businesses in strategic markets. As always, our operating personnel remain focused on the things that we can control -- safely delivering outstanding service when our customers need us most, effectively managing selling prices, and controlling expenses.”

Mr. Stivala continued, “In our renewable natural gas (“RNG”) operations, we deployed capital to enhance the efficiency and operating performance of our RNG production facility in Stanfield, Arizona, which resulted in increased RNG production levels -- reaching a daily peak RNG injection as high as 1,535 MMBtu. RNG injection for the fiscal year averaged 1,049 MMBtu per day, representing an increase of 20% compared to the prior year. Notwithstanding those operating improvements, revenues from RNG injection were negatively influenced by lower prices for environmental attributes under the California Low Carbon Fuel Standard and the impact of power outages and severe storms in the area that delayed production. During fiscal year 2024, we also continued to make progress on our capital improvement plans for the installation of RNG upgrade equipment at our Columbus, Ohio facility and with the construction of our anaerobic digester facility located at Adirondack Farms in upstate New York. We expect construction for both facilities to be completed in the second half of calendar 2025.”

Concluding his remarks, Mr. Stivala stated, “While the fiscal 2024 heating season presented headwinds as a result of unseasonably warm weather, we continue to advance our long-term strategic growth initiatives -- fostering the growth of our core propane operations, steering operational excellence in our RNG business, and driving innovation in additional low carbon renewable energy alternatives, while maintaining a disciplined approach to the deployment of capital as we continue to foster the strength of the balance sheet. Subsequent to the end of fiscal 2024, we acquired a well-run propane business in strategic markets in New Mexico and Arizona for total consideration of $53.0 million, inclusive of non-compete payments.”

Retail propane gallons sold in fiscal 2024 of 378.3 million gallons decreased 4.6% compared to the prior year, primarily due to unseasonably warm and inconsistent temperatures throughout the heating season, particularly during the most critical months (December through February) for heat-related demand, with only a brief burst of extremely cold temperatures in mid-January. In addition, the additional week of operations in the prior fiscal year accounted for approximately 5.5 million gallons of the year-over-year decline in volumes. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2024 were 10% warmer than normal and 2% warmer than the prior year.

Average propane prices (basis Mont Belvieu, Texas) for fiscal 2024 were flat compared to the prior year. Total gross margins of $805.0 million in fiscal 2024 decreased $34.1 million, or 4.1%, compared to the prior year. Gross margins included unrealized losses attributable to the mark-to-market adjustment for derivative instruments used in risk management activities of $14.6 million and $3.7 million in fiscal 2024 and fiscal 2023, respectively. These non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Excluding the impact of the unrealized mark-to-market adjustments, gross margin for fiscal 2024 decreased $23.2 million, or 2.7%, compared to the prior year, primarily due to lower propane volumes sold, partially offset by higher propane unit margins and higher margin contribution from the RNG operations. Excluding the impact of the unrealized mark-to-market adjustments, propane unit margins for fiscal 2024 increased $0.02 per gallon, or 1.3%, compared to the prior year.

Combined operating and general and administrative expenses of $566.8 million for fiscal 2024 decreased $2.9 million, or 0.5%, compared to the prior year. Pension settlement charges of $0.6 million reported in operating expenses during fiscal 2024, and acquisition-related costs of $4.7 million reported within general and administrative expenses during fiscal 2023 were excluded from Adjusted EBITDA. Excluding these items, combined operating and general administrative expenses increased $1.2 million, or 0.2% in fiscal 2024, primarily due to higher payroll and benefit-related costs, and higher self-insurance costs, substantially offset by lower volume-related variable operating costs and lower variable compensation.

During fiscal 2024, in support of its long-term strategic goals, the Partnership acquired three well-run retail propane businesses for total consideration of $14.3 million, made additional investments in Oberon Fuels and Independence Hydrogen, and deployed $14.0 million of growth capital expenditures to advance the construction activities at its RNG production facilities. Total debt outstanding as of September 2024 increased $19.0 million compared to September 2023. The Consolidated Leverage Ratio, as defined in the Partnership’s credit agreement, for fiscal 2024 was 4.76x.

Fourth Quarter of Fiscal Year 2024 Results

Consistent with the seasonal nature of the propane business, the Partnership typically reports a net loss for its fiscal fourth quarter. The fourth quarter of fiscal 2024 included 13 weeks of operations, compared to 14 weeks in the prior year fourth quarter. Net loss for the fourth quarter of fiscal 2024 was $44.6 million, or $0.69 per Common Unit, compared to a net loss of $20.9 million, or $0.33 per Common Unit, in fiscal 2023. Net loss for the fourth quarter of fiscal 2024 included a $6.5 million unrealized loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $17.5 million unrealized gain in the prior year. As noted above, these non-cash adjustments, which were reported in cost of products sold, were excluded from Adjusted EBITDA for both periods. Adjusted EBITDA for the fourth quarter of fiscal 2024 was $0.8 million, compared to $3.0 million in the fourth quarter of fiscal 2023. Retail propane gallons sold of 59.7 million gallons for the fourth quarter of fiscal 2024 decreased 8.1% compared to the prior year fourth quarter. Excluding the impact of the additional week of operations in the fourth quarter of fiscal 2023, propane volumes were flat compared to the prior year.

As previously announced on October 24, 2024, the Partnership’s Board of Supervisors declared a quarterly distribution of $0.325 per Common Unit for the three months ended September 28, 2024. On an annualized basis, this distribution rate equates to $1.30 per Common Unit. The distribution was paid on November 12, 2024 to Common Unitholders of record as of November 5, 2024.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, renewable natural gas (“RNG”), fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing Suburban Propane’s over 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across Suburban Propane’s national footprint; and (3) Go Green with Suburban Propane – promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and investing in the next generation of innovative, renewable energy alternatives. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

Forward-Looking Statements

This press release contains certain forward-looking statements relating to future business expectations, capital expenditures, strategic investments, project developments and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•
The impact of weather conditions on the demand for propane, renewable propane, fuel oil and other refined fuels, natural gas, renewable natural gas (“RNG”) and electricity;
•
The impact of climate change and potential climate change legislation on the Partnership and demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
Volatility in the unit cost of propane, renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;
•
The ability of the Partnership to compete with other suppliers of propane, renewable propane, fuel oil, RNG and other energy sources;
•
The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, including hostilities in the Middle East, Russian military action in Ukraine, global terrorism and other general economic conditions, including the economic instability resulting from natural disasters;
•
The ability of the Partnership to acquire and maintain sufficient volumes of, and the costs to the Partnership of acquiring, reliably transporting and storing, propane, renewable propane, fuel oil and other refined fuels;
•
The ability of the Partnership to attract and retain employees and key personnel to support the growth of our business;
•
The ability of the Partnership to retain customers or acquire new customers;
•
The impact of customer conservation, energy efficiency, general economic conditions and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas, RNG and electricity;
•
The ability of management to continue to control expenses and manage inflationary increases in fuel, labor and other operating costs;
•
Risks related to the Partnership’s renewable fuel projects and investments, including the willingness of customers to purchase fuels generated by the projects, the permitting, financing, construction, development and operation of supporting facilities, the Partnership’s ability to generate a sufficient return on its renewable fuel projects, the Partnership’s dependence on third-party partners to help manage and operate renewable fuel investment projects, and increased regulation and dependence on government funding for commercial viability of renewable fuel investment projects;

•
The generation and monetization of environmental attributes produced by the Partnership’s renewable fuel projects, changes to legislation and/or regulations concerning the generation and monetization of environmental attributes and pricing volatility in the open markets where environmental attributes are traded;
•
The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, human health and safety laws and regulations, derivative instruments, the sale or marketing of propane and renewable propane, fuel oil and other refined fuels, natural gas, RNG and electricity, including the impact of recently adopted and proposed changes to New York law, and other regulatory developments that could impose costs and liabilities on the Partnership’s business;
•
The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•
The impact of legal risks and proceedings on the Partnership’s business;
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The impact of operating hazards that could adversely affect the Partnership’s reputation and its operating results to the extent not covered by insurance;
•
The Partnership’s ability to make strategic acquisitions, successfully integrate them and realize the expected benefits of those acquisitions;
•
The ability of the Partnership and any third-party service providers on which it may rely for support or services to continue to combat cybersecurity threats to their respective and shared networks and information technology;
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Risks related to the Partnership’s plans to diversify its business;
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The impact of current conditions in the global capital, credit and environmental attribute markets, and general economic pressures; and
•
Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 30, 2023 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 28, 2024 and September 30, 2023

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Revenues
Propane	$179,067	$191,160	$1,150,034	$1,232,138
Fuel oil and refined fuels	7,336	9,774	73,783	92,127
Natural gas and electricity	5,349	5,688	25,877	31,160
All other	16,889	19,973	77,478	73,769
	208,641	226,595	1,327,172	1,429,194

Costs and expenses
Cost of products sold	84,623	65,424	522,196	590,131
Operating	110,594	118,260	476,857	478,058
General and administrative	18,494	21,720	89,894	91,574
Depreciation and amortization	17,478	17,202	66,975	62,582
	231,189	222,606	1,155,922	1,222,345

Operating (loss) income	(22,548)	3,989	171,250	206,849

Loss on debt extinguishment	—	—	215	—
Interest expense, net	18,050	18,795	74,590	73,393
Other, net	3,781	5,805	21,537	9,036

(Loss) income before provision for income taxes	(44,379)	(20,611)	74,908	124,420
Provision for income taxes	210	247	734	668

Net (loss) income	$(44,589)	$(20,858)	$74,174	$123,752

Net (loss) income per Common Unit - basic	$(0.69)	$(0.33)	$1.15	$1.94
Weighted average number of Common Units outstanding - basic	64,403	63,920	64,306	63,835

Net (loss) income per Common Unit - diluted	$(0.69)	$(0.33)	$1.14	$1.92
Weighted average number of Common Units outstanding - diluted	64,403	63,920	64,841	64,441

Supplemental Information:
EBITDA (a)	$(8,851)	$15,386	$216,473	$260,395
Adjusted EBITDA (a)	$754	$3,002	$250,043	$275,025
Retail gallons sold:
Propane	59,733	65,006	378,258	396,393
Refined fuels	1,968	2,444	16,861	19,103
Capital expenditures:
Maintenance	$4,891	$3,687	$20,903	$19,755
Growth	$14,165	$7,876	$38,526	$25,194

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(a) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net (loss) income	$(44,589)	$(20,858)	$74,174	$123,752
Add:
Provision for income taxes	210	247	734	668
Interest expense, net	18,050	18,795	74,590	73,393
Depreciation and amortization	17,478	17,202	66,975	62,582
EBITDA	(8,851)	15,386	216,473	260,395
Unrealized non-cash losses (gains) on changes in fair value of derivatives	6,519	(17,496)	14,598	3,671
Pension settlement charge	88	—	638	—
Equity in losses of unconsolidated affiliates	2,998	5,112	18,119	6,264
Loss on debt extinguishment	—	—	215	—
Acquisition-related costs	—	—	—	4,695
Adjusted EBITDA	$754	$3,002	$250,043	$275,025

We also reference gross margins, computed as revenues less cost of products sold as those amounts are reported on the consolidated financial statements. Our management uses gross margin as a supplemental measure of operating performance and we are including it as we believe that it provides our investors and industry analysts with additional information that we determined is useful to evaluate our operating results. As cost of products sold does not include depreciation and amortization expense, the gross margin we reference is considered a non-GAAP financial measure.

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the SEC. Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.